Exhibit 10.36

SUNCOKE ENERGY, INC.

RETAINER STOCK PLAN FOR OUTSIDE DIRECTORS

(Effective as of June 1, 2011)

SUNCOKE ENERGY, INC. RETAINER STOCK PLAN FOR OUTSIDE DIRECTORS

The purpose of this SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors (“Plan”) is to provide competitive compensation for Board service and strengthen the commonality of interest between directors and shareholders by paying all or a portion of each Outside Director’s compensation for services as a director in the form of Common Stock.

ARTICLE I

Definitions

As used herein, the following terms shall have the meanings set forth below:

1.01. “Annual Meeting” shall mean the Annual Meeting of Shareholders of SunCoke Energy, Inc.

1.02. “Board” shall mean the Board of Directors of SunCoke Energy, Inc.

1.03. “Chairman” shall mean the Chairman of the Board of Directors of SunCoke Energy, Inc.

1.04. “Common Stock” shall mean SunCoke Energy, Inc. common stock.

1.05. “Company” shall mean SunCoke Energy, Inc., a Delaware corporation.

1.06. “Effective Date” shall mean June 1, 2011.

1.07. “Outside Director” shall mean any member of the Company’s Board of Directors who is not also an employee of the Company, any of its subsidiaries or any of its affiliates (including Sunoco, Inc.).

1.08. “Participant” shall mean each individual who: (a) is an Outside Director on the Effective Date, or becomes an Outside Director thereafter during the term of this Plan; and (b) receives Common Stock under the terms of this Plan.

1.09. “Plan” shall mean this SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors, as it may be amended from time to time.

1.10. “Stock Retainer” shall mean the annual retainer paid to each Participant under this Plan, in the form of shares of Common Stock, as partial compensation for such Participant’s service as an Outside Director. The aggregate annual dollar amount of such retainer shall be determined each year, immediately following the Company’s Annual Meeting; provided, however, that with respect to the portion of calendar year 2011 from and after the Effective Date, the aggregate dollar amount of such retainer shall be $50,000.

ARTICLE II

Administration

The Board shall administer this Plan. The Chairman shall have responsibility to interpret conclusively the provisions of this Plan and decide all questions of fact arising in its application; provided, that if the matter involves the Chairman as a Participant, such matter shall be resolved by the Board. Such determinations shall be final and binding on the Company and each Participant. Determinations made with respect to any Participant shall be made without the involvement of such Participant.

ARTICLE III

Eligibility; Stock Retainer

3.01. Eligibility. Each Outside Director shall be eligible to participate in this Plan.

3.02. Stock Retainer. Commencing on the Effective Date, and annually thereafter, immediately following such year’s annual meeting of shareholders, the amount of the annual Stock Retainer will be determined, and will be paid to each Participant in four approximately equal quarterly installments during the months of March, June, September and December; provided, however, that with respect to the portion of calendar year 2011 from and after the Effective Date, the amount of the Stock Retainer will be paid to each Participant in two approximately equal quarterly installments during the months of September and December.

(a) Calculation. The number of shares of Common Stock to be paid quarterly to each Participant shall be determined by dividing the Stock Retainer quarterly installment cash amount by the average closing price of the Common Stock, on the New York Stock Exchange (as reflected in the consolidated trading tables of the Wall Street Journal under the caption “New York Stock Exchange Composite Transactions” or any other publication or reference selected by the Board) for the ten- (10-) trading day period prior to the date on which the quarterly installment payment is due. If there is no sale of shares of Common Stock on the New York Stock Exchange during such period, then the applicable value of the shares of Common Stock shall be as determined in good faith by the Board by the reasonable application of a reasonable valuation method; provided, however, that in no event shall the value so determined for any share of Common Stock be less than its par value. Fractional shares shall be adjusted by rounding up to the nearest whole share.

(b) Proration. In the event any Outside Director is elected by the Board to fill a vacancy between Annual Meetings, or terminates service as an Outside Director between Annual Meetings, such Outside Director shall participate in this Plan and shall receive an aggregate number of shares of Common Stock representing a pro rata portion of the applicable annual Stock Retainer, with such pro-ration based on the time of service as an Outside Director during such annual period.

(c) Payment. The Company shall, at the Company’s discretion: (i) cause a stock certificate to be issued and delivered to each Participant, registered in such Participant’s name,; or (ii) register such shares on the books and records of the Company in the name of such Participant (“book-entry registration”) as a holder of such shares. Participants shall not be deemed for any purpose to be, or to have any rights as, shareholders of the Company with respect to any shares of Common Stock delivered under this Plan, except as and when certificates are issued or such shares have been registered by book-entry registration, as applicable. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of such stock certificate issuance or book-entry registration.

(d) Deferral of Payment. Notwithstanding anything herein contained, prior to the beginning of a calendar year for which services are to be performed to which quarterly installment payments of the Stock Retainer are attributable, a Participant may elect to defer such payment in the form of Share Units under the SunCoke Energy, Inc. Directors’ Deferred Compensation Plan.

(e) Adjustments. In the event of a stock dividend, stock split, re-capitalization, merger, consolidation, combination, exchange of shares, spin-off, liquidation, reclassification or other similar change in the capitalization of the Company, such automatic substitution or adjustment shall be made in the number and type of shares issuable under this Plan as the Board determines shall cause an equitable adjustment under this Plan, in proportion to the effect of such change to the Common Stock generally. Any adjustments determined by the Board shall be final, binding and conclusive.

3.03. Cash Retainers Payable in Common Stock. Each Outside Director also may elect to receive, in the form of additional shares of Common Stock to be issued under this Plan, all or a portion of any applicable cash retainer otherwise payable to such Outside Director, whether on account of such Outside Director’s service on the Audit Committee of the Board, or as a chair of any of the standing committees of the Board, or as Presiding Director of the Board.

(a) The aggregate annualized amount of any cash retainers that an Outside Director elects to receive in the form of Common Stock shall be payable in four approximately equal quarterly installments, subject to the provisions of Section 3.02.

(b) The election under this Section 3.03 to have cash retainers payable in Common Stock shall be made prior to the beginning of a calendar year for which services are to be performed to which quarterly installment payments of cash retainers are attributable.

ARTICLE IV

Miscellaneous

4.01. Regulatory Compliance; Listing. The issuance or delivery of any shares of Common Stock may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

4.02. Amendment. The Board may, without further action by the shareholders and without further consideration to the Company, amend this Plan or condition or modify the payment of any Common Stock delivered hereunder, in response to changes in applicable law, regulation and/or legal or regulatory interpretation, or to comply with relevant exchange trading requirements. Additionally, the Board may, from time to time, amend this Plan or any provisions thereof, without further action by the shareholders except that no amendment or modification of this Plan shall be effective without shareholder approval at any time at which such approval is required, either by: (a) applicable rules of the securities exchange on which the Common Stock is then principally traded, or (b) Rule 16b-3.

4.03. Nomination of Directors. Nothing in this Plan shall obligate any eligible Outside Director, or Participant, to continue as a director of the Company, or to accept any nomination for a future term as such a director, or require the Company to nominate or cause the nomination of any eligible Outside Director, or Participant, for a future term as a director of the Company.

4.04. Tax Withholding. The Company shall be entitled to withhold and deduct from any amounts due from the Company to a Participant, all legally required amounts necessary to satisfy any federal, state or local withholding taxes arising directly or indirectly in connection with the Plan, and the Company may require the Participant to remit promptly to the Company the amount of such taxes before taking any future action with respect to any payment hereunder. The Board may authorize the Company to withhold such taxes through a reduction in the number of shares of Common Stock delivered to the Participant or a return by the Participant of shares of Common Stock then held by the Participant. The number of shares withheld or delivered pursuant to this Section shall be valued by the Board as set forth in Section 3.02(a).

4.05. Shares Available. Subject to adjustments pursuant to Section 3.02(e) hereof, the maximum number of shares of Common Stock that may be issued under this Plan shall be 500,000 shares. The shares of Common Stock issuable under the Plan may be taken from treasury shares of the Company, or may be purchased on the open market.

4.06. Effect of Payment. From and after the date of issuance of shares of Common Stock hereunder, the Participant shall be entitled to all rights of a shareholder with respect to Common Stock for all such shares issued in his or her name, including the right to vote the shares, and the Participant shall receive all dividends and other distributions paid or made with respect thereto.

4.07. Acceptance of Terms. The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant.

4.08. Termination. The Board may terminate the Plan at any time by a vote of a simple majority of the members thereof; provided, however, that, without the prior written consent of the Participant, no such termination shall affect adversely the rights of any Participant or beneficiary thereof with respect to any Common Stock amounts earned and payable, but not yet paid, to such Participant prior to such termination.

4.09. Severability. In the case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

4.10. Governing Law. THIS PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.